As filed with the Securities and Exchange Commission on June 13, 2000
                         Registration No. 333- ........

         U.S. Securities and Exchange Commission Washington, D.C. 20549

                                    Form S-3
                             Registration Statement
                                     under
                           the Securities Act of 1933

                          EuroWeb International Corp.
             (Exact name of registrant as specified in its charter)
                            Delaware 7379 13-3696015
    (State or jurisdiction of (Primary Standard Industrial (I.R.S. Employer Corporation or organization) Classification Code Numbers) Identification No.)

            445 Park Avenue, New York, New York 10022 (212) 758-9870

         (Address and telephone number of principal executive offices)

                         Frank R. Cohen, Cohen & Cohen
      445 Park Avenue, 15th Floor New York, New York 10022, (212) 758-9870

           (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462© under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].



                        Calculation of registration fee
====================================================================================================

                                                Proposed        Proposed
                                Amount          Maximum         Maximum Aggregate       Amount of
Title of Securities             to be           Offering Price  Offering Price(1)       Registration
to be Registered                Registered      Per Share(1)                            Fee
----------------------------------------------------------------------------------------------------
Common Stock, ($.001 par value) 882,495         $3.03125        $2,675,063              $706.22
====================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average high/low price on June 12, 2000 as quoted on the NASDAQ system on June 13, 2000, pursuant to Rule 457.


The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

                          EuroWeb International Corp.

                       882,495 Shares of Common Stock and





                                   PROSPECTUS








                                 June 13, 2000

Subject to Completion, dated June 13, 2000

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which this offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.


                          EUROWEB INTERNATIONAL CORP.

                         882,495 Shares of Common Stock


The stockholders of EuroWeb International Corp. listed on page 5 are offering and selling shares of EuroWeb International Corp. common stock.

EuroWeb International Corp. stock is listed on the NASDAQ Small Cap Market and trades there with the symbol "EWEB". On June 12, 2000, the closing price of one share of common stock on the NASDAQ Small Cap Market was $3,03125.

                             ______________________



The EuroWeb International Corp. securities offered or sold under this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 2.
                             ______________________


The EuroWeb securities offered or sold under this prospectus have not been approved by the SEC or any state securities commission, nor has these organizations determined that his prospectus is accurate or complete. Any representation to the contrary is a criminal offense.




The date of this prospectus is June 13, 2000

                               TABLE OF CONTENTS



Page

Prospectus Summary..................................................... 1

Risk Factors........................................................... 2

Forward-Looking Information............................................ 5

Use of Proceeds........................................................ 5

Selling Stockholders................................................... 5

Plan of Distribution................................................... 6

Description of Capital Stock........................................... 6

Where You Can Find More Information.....................................6

Legal Matters.......................................................... 6

Experts................................................................ 6

                               PROSPECTUS SUMMARY


This prospectus is part of a registration statement we filed with the SEC. The registration statement includes exhibits and additional information not included in the prospectus.

We have not authorized any person to give you any supplemental information or make any representations for us. You should not rely upon any information about EuroWeb International Corp. that is not contained in this prospectus or in one of the EuroWeb International Corp.'s public reports filed with the SEC and incorporated into this prospectus. Information contained in this prospectus or in EuroWeb International Corp.'s public reports may become stale. You should not assume that the information in this prospectus is accurate or complete as of any date other than the date on the front of this prospectus.
We are not making an offer of securities in any state where the offer is not permitted.


                                  The Company

EuroWeb International Corp. owns and operates internet service provider companies, one of which is located in Czech Republic and three of which are located in Slovakia. EuroWeb International Corp. also owns 49% of an internet service providing company that operates in Hungary. EuroWeb International Corp. further has contracts to acquire two internet service providing companies that operate in Romania, which transactions should be completed shortly.

On February 11, 2000, Euroweb International Corp. sold the control of the Company by selling 51% of its outstanding shares to KPN Telecom B.V., a Netherlands limited liability company. KPN Telecom B.V. ranks among the seven largest Internet Service Providers in Europe and has already connected many thousands customers across Europe to the Internet through its joint venture with KPN Qwest.

The Internet industry consists of three primary functions: 1) providing access to the Internet; 2) maintaining ("hosting") the computers, known as "servers," which store data, and allow for access to, Web sites; and 3) developing content, including graphics and database functions, for Web sites on the Internet
(known as "Value Added Services").

Each of the internet service provider companies owned or operated by EuroWeb International Corp. provides services in all three areas. However, EuroWeb International Corp. derives 85% of its revenues from providing access to the Internet, while 14% is derived from hosting and 1% from developing content.

Access to the Internet can be either through a leased line, which maintains an open connection to the Internet at all times, or through a dial-up service, which requires subscribers to dial a telephone number to connect to the Internet.

EuroWeb International Corp. offers a variety of access options, including leased-line and dial-up lines.

EuroWeb International Corp.'s objective is to become the leading
Internet professional services firm in Central and Eastern Europe. To achieve its goal, EuroWeb International Corp.'s strategy is to expand its Internet services, both through internal growth and through business acquisitions in Central and Eastern Europe.

The office of EuroWeb in the United States is 445 Park Avenue, New York, NY 10022; Telephone number: (212) 758-9870.

                                  RISK FACTORS

In addition to the other information in this prospectus or incorporated in this prospectus by reference, you should consider carefully the following factors in evaluating EuroWeb International Corp. and our business before purchasing the common stock offered by this prospectus:

We have a limited operating history and an accumulated deficit.

Although the Company was founded in November 1992, it only entered the Internet business in January 1997 by acquiring three operating Internet businesses. Accordingly, the Company has only limited operating history on which to base an evaluation of its present business and prospects. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as the Internet. Such risks for the Company include, but are not limited to, an evolving business model and the management of both internal and acquisition based growth. To address these risks, the Company must, among other things, continue to expand its client base, continue to develop the strength and quality of its operations, maximize the value delivered to clients, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that the Company will be successful in meeting these challenges and addressing such risks and the failure to do so could have a material adverse affect on the Company's business, results of operations and financial condition.

We may require additional working capital in the future to finance our expenses.

The Company currently anticipates that its available cash resources will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds in order to support more rapid expansion, acquire complementary businesses or technologies or take advantage of unanticipated opportunities through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms acceptable to the Company, or at all. If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its services and products or take advantage of future opportunities either of which could have a material adverse effect on the Company's business, results of operations and financial condition. The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of acquiring subscriber bases or service firms. To the extent that the Company finances an acquisition with equity securities, any such issuance of equity securities would result in dilution to the interests of the Company's stockholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness.

We will be pursuing a strategy of rapid growth through acquisitions, which may strain our operations and which we may not be able to manage effectively.

We will be pursuing in Central and Eastern Europe rapid growth through the acquisitions of other Internet service providers. Our growth strategy will create significant demands on the time and attention of our senior management and will involve significant financial and other costs, including identifying and investigating acquisition candidates, negotiating acquisition agreements and integrating acquired businesses.

Employees and customers of acquired businesses may terminate their relationships with these businesses after we acquire them. We may not be able to successfully consummate any attempted acquisitions or integrate acquired businesses.

Our ability to manage our planned future growth through acquisitions will depend upon our success in:

o hiring and retaining qualified management, technical and marketing personnel;
o effectively maintaining high levels of customer service required to retain subscribers while undertaking expansion; and
o expanding our network infrastructure capacity to service a growing subscriber base.

If we fail to achieve any of these factors, our business, financial condition, results of operations and the market price of our securities could be materially\adversely affected.
                                       2

We may not be able to retain our key marketing, sales and management personnel we need to succeed.

The success of the Company will be dependent on the personal efforts of Csaba Toro, Vice President-International, Managing Director (CEO) of all European Operations, Frank R. Cohen, Chairman of the Board, Treasurer (CFO), and Robert Genova, President, CEO. The loss of the services of any of such individuals could have a material adverse effect on the Company's business and prospects. The Company does not have and does not intend to obtain "key-man" insurance on the life of any of its officers. The success of the Company is largely dependent upon its ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense, and there can be no assurance that the Company will be able to hire or retain additional qualified management. The inability to attract and retain qualified management and other personnel will have a material adverse effect on the Company.

We may not be able to successfully compete in the highly competitive Internet technology market.

The market for Internet-based products and services is new, intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to persist, intensify and increase in the future. Such competition could materially adversely affect the Company's business, operating results or financial condition. EuroWeb International Corp. 's principal competitors in Hungary are Datanet, which has a customer base similar to that of the Company's, and MATAV, the national Hungarian telephone company. In Slovakia, the Company competes with Telenor Nextra, Ltd., Bratislava and Global TeleSystems Europe, B.V. ("GTS"), both of which have a customer base similar to that of the Company's. The Company may face intense competition from other companies directly involved in the same business and also from many other companies offering products which can be used in lieu of those offered by the Company. Competition can take many forms, including convenience in obtaining products, service, marketing and distribution channels. Although the Company believes it can compete on the basis of the quality and reliability of its services, there can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, operating results or financial condition.


In order to compete effectively in the Internet market, we need to develop new services and technologies that are acceptable to our customers.

The market for Internet Programs and services has only recently begun to develop and is rapidly evolving. The Internet is characterized by an increasing number of market entrants who have introduced or developed products and services for communication and commerce over the Internet and private networks. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, and quality of service) remain unresolved and may impact the growth of Internet use. While the Company believes that its products and services offer significant advantages for Internet users, there can be no assurance that its products and services will become widely chosen for access to the Internet or that, if chosen, will hold the attention of users in order to allow it to continue to attract users. Because the market for the Company's proposed business, products and services is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. There can be no assurance that the market for its products and services will develop, that the Company's products or services will be adopted, or that individual personal computer users in business or at home will use the Internet for commerce and communication. If the market fails to develop, develops more slowly than expected, becomes saturated with competitors, or if its products do not achieve market acceptance, its business, operating results and financial condition will be materially adversely affected.

We have never paid and do not expect to pay dividends.

The Company does not currently intend to pay cash dividends on its common stock and does not anticipate paying such dividends at any time in the foreseeable future. At present, the Company will follow a policy of retaining all of its earnings, if any, to finance the development and expansion of its business.

Investors may find it difficult to trade our common stock if we are delisted from NASDAQ.

The Company is authorized to issue up to 60,000,000 shares of common stock as a result of an amendment to the Certificate of Incorporation filed with the Delaware Secretary of State on February 11, 2000. To the extent of such authorization, the Board of the Company will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock offered hereby. The Company is also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the Board. To the extent of such authorization, such designations may be made without stockholder approval. The designation and issuance of series of preferred stock in the future would create additional securities which may have voting, dividend, liquidation preferences or other rights that are superior to those of the common stock, which could effectively deter any takeover attempt of the Company.

The possible volatility of our stock price could adversely affect our shareholders.

Market prices for the Company's common stock will be influenced by many factors and will be subject to significant fluctuations in response to variations in operating results of the Company and other factors such as investor perceptions of the Company, supply and demand, interest rates, general economic conditions and those specific to the industry, developments with regard to the Company's activities, future financial condition and management. There can be no assurance regarding the future prices at which the Company's common stock will trade, if any.

We may be subject to significant foreign currency and exchange risks.
The Company will be subject to significant foreign exchange risk. There are currently no meaningful ways to hedge currency risk in either Hungary, the Czech Republic, Romania or Slovakia. Therefore, the Company's ability to limit its exposure to currency fluctuations is significantly restricted. The Company's ability to obtain dividends or other distributions is subject to, among other things, restrictions on dividends under applicable local laws and foreign currency exchange regulations of the jurisdictions in which its subsidiaries operate. The laws under which the Company's operating subsidiaries are organized provide generally that dividends may be declared by the partners or shareholders out of yearly profits subject to the maintenance of registered capital and required reserves and after the recovery of accumulated losses. There may be other currency risks that the Company will face as it expands its operations into other Central and Eastern European countries.

Our charter documents and Delaware law may inhibit investors' lawsuits against management.

As permitted by Delaware Corporation law, Euroweb International Corp.'s certificate of incorporation limits the liability of Directors to Euroweb International Corp. or its stockholders for monetary damages for breach of a Director's fiduciary duty except for liability in certain instances. As a result of Euroweb International Corp.'s charter provision and Delaware law, stockholders may have a more limited right to recover against Directors for breach of their fiduciary duty other than as a existed prior to the enhancement of the law.

We may be subject to adverse regulatory conditions and legal uncertainties.

In the United States, the business proposed by the Company is not currently subject to direct regulation other than federal and state regulation applicable to businesses generally and multi-level marketing. However, changes in the regulatory environment relating to the telecommunications, Internet and media industries could have an effect on its business, which effect may be materially adverse to the interests of the Company. Additionally, legislative proposals from international, federal, state and foreign governmental bodies in the areas of content regulation, intellectual property, privacy rights and tax issues, could impose additional regulations and obligations upon all online service and content providers, which effect may be materially adverse to the interests of the Company. The Company cannot predict the likelihood that any such legislation will pass, nor the financial impact, if any, the resulting regulation may have on it.
Moreover, the applicability to persons engaged in Internet commerce of existing laws governing issues such as intellectual property ownership, libel and personal privacy is uncertain. Recent events relating to the use of online services for certain activities has increased public focus and could lead to increased pressure on foreign and national legislatures to impose regulations on online service providers. The U.S. law relating to the liability of entities conducting business over the Internet for information carried on, or disseminated through, their systems is currently unsettled and has been the subject of several recent private lawsuits. While the Company intends to provide only content which meets the highest standards in quality, creativity and ethical values, should similar actions be initiated against it, costs incurred as a result of such actions could have a material adverse effect on the business of the Company.

                          FORWARD-LOOKING INFORMATION

When used in this prospectus, in other filings by the Company with the SEC, in the Company's press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer of the Company, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995.

The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, are based on certain assumptions and expectations which may or nay not be valid or actually occur, and which involve various risks and uncertainties, including but not limited to the risks set forth above. See "Risk Factors." In addition, sales and other revenues may not commence and/or continue as anticipated due to delays or otherwise. As a result, the Company's actual results for future periods could differ materially from those anticipated or projected.

Unless otherwise required by applicable law, the Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

                                USE OF PROCEEDS

All net proceeds from the sale of shares will go to the stockholders who offer and sell their shares. Accordingly EuroWeb International Corp. will not receive any proceeds from sales of the shares.

                              SELLING STOCKHOLDERS

The selling stockholders of EuroWeb International Corp. are offering and selling 882,495 shares of EuroWeb International Corp. common stock under this prospectus. These stockholders acquired EuroWeb International Corp. shares in acquisition transactions at a deemed value of $2.00 per share. EuroWeb International Corp. agreed under its acquisition agreements with the selling stockholders to use best efforts to register the shares issued to the selling stockholders and to keep the registration statement effective for 12 months, or, if earlier, the completion of the offering. Our registration of EuroWeb International Corp. shares does not necessarily mean that the selling stockholders will sell all or any of the shares.

The shares listed below represent all of the shares that each of the selling stockholders were issued.

The following tables sets forth the number of shares of common stock owned by each of the selling stockholders as of the date of this prospectus, the number of shares offered for sale by this prospectus and the amount and percentage ownership of each selling stockholder after the offering assuming all the shares covered by this prospectus are sold by the selling stockholders. Except as otherwise indicated by footnotes below, none of the selling shareholders has had any position, office or other material relationship with EuroWeb International Corp. within the past three years other than as a result of the ownership of the shares of EuroWeb International Corp.

                                Shares of Common
Name of Security Holder         Stock Owned             Shares          Shares          Percentage of
                                Beneficially            Offered         Owned           Shares owned
                                Prior to Offering                       After Offering  After offering
-----------------------------------------------------------------------------------------------------------------
Richard Koza                    250,000 (1)             250,000          0               0
Lucie Kozova                    250,000 (1)             250,000          0               0
Capitalue SA                    355,568 (2)             355,568          0               0
Infis s.r.o.                    145,455 (3)             145,455          0               0
Peter Babinec                    29,630 (4)              29,630          0               0
Peter Krajci                     29,630 (4)              29,630          0               0
Karol Tesar                      29,630 (4)              29,630          0               0
Gejza Buchler                    29,630 (4)              29,630          0               0
Fridrich Gorner                  29,630 (4)              29,630          0               0
Juraj Kabat                      29,630 (4)              29,630          0               0
Peter Pronay                     29,630 (4)              29,630          0               0
Vojtech Kovacs                   29,630 (4)              29,630          0               0
Total                           882,495                 882,495          0               0
==================================================================================================================

(1) Shares issued by the Company as part of the acquisition price for Luko CzechNet, Czech Republic, completed in June 1999 and June 2000.
(2) Shares issued by the Company as part of the acquisition price for GNS, Slovakia, completed in September 1999.
(3) Shares issued by the Company as part of the acquisition price for DODO s.r.o., Slovakia, completed in August 1999.
(4) Shares issued by the Company as part of the acquisition price for EuNet Slovakia completed in July 1999.

                              PLAN OF DISTRIBUTION

The selling stockholders may offer their EuroWeb International Corp. shares at various times in one or more of the following transactions:

o on the NASDAQ Small Cap market where our common stock is listed;
o in the over-the-counter market;
o in negotiated transactions not on an exchange or over-the counter;
o in a combination of any of the above transactions.

The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. If broker-dealers are used, they will either receive discounts or commissions from the selling stockholder, or they will receive commissions from the purchasers of shares for whom they acted as agents.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov.

The SEC allows us to "incorporate by reference" this information we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;
2. Quarterly Report on Form 10-QSB for Quarter ended March 31, 2000.
3. Proxy Statements for the 1999 Annual Meeting of Stockholders held on May 23, 2000;
4. Proxy of the Special Meeting of the Shareholders held on May 11, 2000.

                          DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our certificate of incorporation authorizes us to issue 60,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of June 1, 2000, 23,292,569 shares of common stock and no preferred stock were outstanding. The board of directors may issue shares of the preferred stock at any time, in one or more series without stockholder approval. The board of directors determines the designation, relative rights, preferences and limitations of each series of preferred stock.

Common stockholders have the right to vote one vote per share on all matters that require their vote. This could change if we amend our charter documents. Our transfer agent for the common stock is American Stock Transfer and Trust Company.

                                 LEGAL MATTERS

The validity of the shares offered hereby is being passed upon for EuroWeb International Corp. by Cohen & Cohen, 445 Park Avenue, New York, New York, 10022. Frank R. Cohen, a partner of Cohen & Cohen, beneficially owns 10,000 shares of common stock and holds 520,000 options to purchase 520,000 shares of common stock exercisable at prices from $1 to $1 5/8. In addition, Frank R. Cohen, also, is Chairman of the Board, secretary and Treasurer of EuroWeb International Corp.

                                    EXPERTS

The financial statements incorporated by reference in this prospectus have been audited by KPMG Hungaria Kft., independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the report given upon the authority of said firm as experts in auditing and accounting.

The financial statements for the year ended December 31, 1998, incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent public accountants, to the extent set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the report given upon the authority of said firm as experts in auditing and accounting.

           FORM S-3, PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the sale and distribution of the shares registered hereby:

Total SEC registration fee $706.22.
                                        Total $ 706.22
                                              --------

Item 15. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (''DGCL'') provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that any person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person is reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the director, officer, employee or agent of the corporation person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any person against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which the action was brought determines the person is fairly and reasonably entitled to indemnity for the expenses. Section 10 of the Company's certificate of incorporation, and Article X of the Company's By-laws filed in Exhibit 3(d) to the Registrant's initial public offering on Form SB-2 under Registration Number 33-62672-NY provide that the Company shall indemnify its officers, directors, employees and agents to the extent permitted by the DGCL. In addition, Section 9 of the Company's certificate of incorporation filed as Exhibit 3(a) to the Registrant's initial public offering on Form SB-2 under Registration Number 33-62672-NY provides, in general, that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL (which provides that under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions or otherwise The Company has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


Item 16. Exhibits

5. Opinion of Cohen & Cohen

23. Consents

(a) KPMG Hungaria Kft.

(b) Cohen & Cohen (contained in opinion filed as Exhibit 5)


Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

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(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities
Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to the information in this Registration Statement, provided, however, that clauses (1) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, herein and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(b) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities
Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.












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                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on June 13, 2000.

                          EUROWEB INTERNATIONAL CORP.



                                        By: /s/Frank R. Cohen
                                        _____________________________________
                                        Frank R. Cohen, Chairman of the Board

Each of the undersigned does hereby appoint Robert Genova and Frank R. Cohen and, each of them severally, its or his true and lawful attorneys to execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. Each of the attorneys shall have the power to act hereunder with or without the other.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons in the capacities and on the dates stated:

Signature               Title                                   Date
_________               ______                                  _____


/s/Frank R. Cohen       Chairman of the Board,
_________________       Chief Financial Officer and
Frank R. Cohen          Secretary                               June 13, 2000

/s/Robert Genova        Director, President, and
_________________       Chief Executive Officer                 June 13, 2000
Robert Genova

/s/Csaba Toro           Director and Vice President             June 13, 2000
________________
Csaba Toro

Marten Pieters          Director                                June 13, 2000
_________________


Rob van Vliet           Director                                June 13, 2000
_________________








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